UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2014

MaxLinear, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5966 La Place Court, Suite 100, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (760) 692-0711
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2014, Brian J. Sprague resigned from his employment as our Vice President and General Manager, Broadband and Consumer. In connection with Mr. Sprague’s resignation, we entered into a separation agreement and a consulting agreement. Under the separation agreement, we agreed to pay Mr. Sprague approximately $84,300 in cash, which was determined based on the amounts to which he was entitled under our form of severance agreement for executive officers in addition to a small additional payment to cover certain expenses. Mr. Sprague has agreed to provide consulting services to us for a monthly fee of approximately $7,360. He also remains entitled to receive any 2014 bonuses for which he would otherwise be eligible under our Executive Incentive Bonus Plan.

The foregoing description of our separation agreement and consulting agreement with Mr. Sprague is a summary only and is qualified in its entirety by reference to the full text of the separation agreement and consulting agreement, which are attached hereto as Exhibit 10.27 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit	Description
10.27
Separation Agreement and Release, dated December 15, 2014, by and between MaxLinear, Inc. and Brian J. Sprague (Consulting Agreement dated December 15, 2014 by and between MaxLinear, Inc. and Brian J. Sprague is attached thereto as Exhibit A)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2014	MAXLINEAR, INC.

(Registrant)

	By:	/s/ Kishore Seendripu
Kishore Seendripu
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.27
Separation Agreement and Release, dated December 15, 2014, by and between MaxLinear, Inc. and Brian J. Sprague (Consulting Agreement dated December 15, 2014 by and between MaxLinear, Inc. and Brian J. Sprague is attached thereto as Exhibit A)

4